Exhibit 4.4

Execution Version

WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of February 9, 2022, by and among SilverBox Engaged Merger Corp I, a Delaware corporation (“SilverBox”), BRC Inc., a Delaware corporation and wholly owned subsidiary of SilverBox (“PubCo”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SilverBox and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 25, 2021 (the “Warrant Agreement”);

WHEREAS, SilverBox, PubCo, Authentic Brands LLC, a Delaware limited liability company (the “Company”), SBEA Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (“Merger Sub 1”), BRCC Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of SilverBox (“Merger Sub 2”), and Grand Opal Investment Holdings, Inc., a Delaware corporation (“Blocker Corp”) are parties to that certain Business Combination Agreement, dated as of November 2, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things: (i) SilverBox will merge with and into Merger Sub 1 (the “PubCo Merger”), with Merger Sub 1 being the surviving entity of the PubCo Merger, as a result of which, among other things, (a) each SilverBox Class A Share outstanding immediately prior to the PubCo Merger will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive a PubCo Class A Share on a one-for-one basis, (b) each SilverBox Class B Share outstanding immediately prior to the PubCo Merger will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive a combination of PubCo Class A Shares and PubCo Class C Shares, and (c) each outstanding warrant (each, a “SilverBox Warrant”) to purchase SilverBox Class A Shares outstanding immediately prior to the PubCo Merger will become a warrant of PubCo (each, a “PubCo Warrant”) exercisable for PubCo Class A Shares on a one-for-one basis; (ii) Merger Sub 2 will merge with and into Blocker Corp (the “Blocker Merger”), with Blocker Corp being the surviving entity of the Blocker Merger, as a result of which, among other things, the Blocker Corp Shareholders will receive, on a pro rata basis in exchange for the Blocker Corp Shares, a combination of PubCo Class A Shares, PubCo Class C Shares and cash; and (iii) (a) the Company will issue Company Common Units to PubCo in exchange for a combination of PubCo Class B Shares and cash, and (b) PubCo will be admitted as the managing member of the Company;

WHEREAS, pursuant to the terms and conditions of each of the Warrant Agreement and the Business Combination Agreement, upon the PubCo Merger Effective Time, each SilverBox Warrant issued and outstanding immediately prior to the PubCo Merger Effective Time will automatically become a PubCo Warrant at the same exercise price per share and on the same terms in effect immediately prior to the PubCo Merger Effective Time, and the rights and obligations of SilverBox under the Warrant Agreement will be irrevocably assigned and assumed by PubCo; and

WHEREAS, as a result of this Warrant Assumption Agreement, at the PubCo Merger Effective Time, PubCo will assume all of the obligations of SilverBox with respect to each SilverBox Warrant, each of which will, at the PubCo Merger Effective Time, become a warrant to purchase PubCo Class A Shares pursuant to the terms and conditions of the Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SilverBox, PubCo and the Warrant Agent hereby agree as follows:

1.	Assignment and Assumption.

(a)            Upon and subject to the occurrence of the PubCo Merger Effective Time, SilverBox hereby assigns, and PubCo hereby assumes, the rights and obligations of SilverBox under the Warrant Agreement and the SilverBox Warrants (which shall be converted into PubCo Warrants), including the obligation to issue PubCo Class A Shares upon the exercise of the PubCo Warrants, and PubCo hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of SilverBox under the Warrant Agreement and the SilverBox Warrants (which shall be converted into PubCo Warrants). As a result of the PubCo Merger, upon and subject to the occurrence of the PubCo Merger Effective Time, each SilverBox Warrant will be automatically and irrevocably modified, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, with the effect that, at the PubCo Merger Effective Time, each SilverBox Warrant will be exchanged for a warrant to purchase shares of PubCo Class A Shares pursuant to the terms and conditions of the Warrant Agreement.

(b)            PubCo acknowledges and agrees that, subject to the terms of the Warrant Agreement, the SilverBox Warrants and this Warrant Assumption Agreement, the Warrant Agreement and the SilverBox Warrants (which shall be converted into PubCo Warrants) shall continue in full force and effect following the PubCo Merger Effective Time and that, from and after the PubCo Merger Effective Time, all of SilverBox’s obligations thereunder shall be valid and enforceable as against PubCo and shall not be impaired or limited by the execution or effectiveness of this Warrant Assumption Agreement.

(c)            This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Warrant Agreement. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

(d)            The choice of law and jurisdiction provisions set forth in the Warrant Agreement and this Warrant Assumption Agreement shall continue to govern the rights and obligations of the parties to the Warrant Agreement and this Warrant Assumption Agreement in all respects. The Company hereby waives any objection to the jurisdiction provision governing the terms of the Warrant Agreement and this Warrant Assumption Agreement.

2.	Miscellaneous.

(a)            Governing Law and Jurisdiction. The validity, interpretation, and performance of this Warrant Assumption Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction. The Company hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon PubCo may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to PubCo at the address set forth below:

BRC Inc.
1144 S 500 W
Salt Lake City, UT 84101

Attention:	Tom Davin, Co-CEO
Andrew McCormick, General Counsel
Email:	tom.davin@blackriflecoffee.com
andrew.mccormick@blackriflecoffee.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654

Attention:	Steven V. Napolitano, P.C.
John A. Kaercher, P.C.
Joshua N. Korff, P.C.
Peter S. Seligson

E-mail:	stephen.napolitano@kirkland.com
john.kaercher@kirkland.com
jkorff@kirkland.com
peter.seligson@kirkland.com

or to such other address or addresses as the parties may from time to time designate in writing.

(b)            Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

(c)            Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Warrant Agreement which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d)            Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)            Amendment. This Warrant Assumption Agreement may not be amended, except by an instrument in writing signed by each party hereto.

(f)            Termination. If the Business Combination Agreement is terminated in accordance with its terms before the PubCo Merger Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to have any force or effect, without any liability on the part of any party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

SILVERBOX ENGAGED MERGER CORP I

By:	/s/ Steve Kadenacy
Name: Steve Kadenacy
Title: Chief Executive Officer

BRC INC.

By:	/s/ Tom Davin
Name: Steve Kadenacy
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name: Erika Young
Title: Vice President

[Signature Page to Warrant Assumption Agreement]